                            CERTIFICATE OF AMENDMENT
                                       OF
                               GLOBAL SIGNAL INC.

         Under Section 242 of the General Corporation Law

         Global Signal Inc., a corporation organized and existing under the
General Corporation Law of the State of Delaware (the "Corporation") DOES HEREBY
CERTIFY:

         FIRST: The name of the Corporation is Global Signal Inc.

         SECOND: This Certificate of Amendment amends the Corporation's Amended and Restated Certificate of Incorporation by increasing the number of shares the
Corporation is authorized to issue to 150,000,000 shares of Common Stock.

         THIRD: To accomplish the foregoing amendment, Part A(1) of ARTICLE FOUR of the Amended and Restated Certificate of Incorporation of the Corporation,
relating to the capital structure of the Corporation, is hereby amended in its entirety to read as follows:

                  "ARTICLE FOUR

                  PART A. AUTHORIZED SHARES

                  (1) NUMBER OF AUTHORIZED SHARES. The total number of shares of
         Capital Stock (as defined below) which the Corporation has authority to issue is 170,000,000 shares, consisting of:

                     a.    150,000,000 shares of Common Stock, par value $0.01
                           per share (the "Common Stock"); and

                     b.    20,000,000 shares of Preferred Stock, par value $0.01
                           per share (the "Preferred Stock").

                  Shares of Common Stock and Preferred Stock will have the
         rights, preferences and limitations separately set forth below. As used in this certificate of incorporation of the Corporation, as amended and restated from time to time (this "Certificate of Incorporation"),
         "Capital Stock" means all classes or series of stock of the
         Corporation, including, without limitation, Common Stock and Preferred
         Stock.

         FOURTH: The foregoing amendments were authorized by the directors of the Corporation and have been duly adopted in accordance with Sections 242 and
228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be executed as of this 12th day of May, 2004 in its name and on its be-

half by its authorized officer, pursuant to Section 103 of the General
Corporation Law of the State of Delaware.

                                                    GLOBAL SIGNAL INC.

                                                    By: /s/ Stephen W. Crawford
                                                       -------------------------
                                                    Name:  Stephen W. Crawford
                                                    Title: Authorized Officer

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